Exhibit 10.2
EMPLOYMENT AGREEMENT
     EMPLOYMENT AGREEMENT, made and entered into as of the 1st day of January, 2007, by and between Ceramic Protection Corporation a Calgary corporation (together with its successors and assigns permitted under this Agreement, the “Company”), and Steve Giordanella (the “Executive”).
W I T N E S S E T H:
     WHEREAS, the Company will employ the Executive and the Company desires to enter into an employment agreement (the “Agreement”) embodying the terms of the Executive’s employment with the Company; and
     WHEREAS, the Executive desires to enter into the Agreement and to begin such employment, subject to the terms and provisions of this Agreement.
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a “Party” and together the “Parties”) agree as follows:
     1. Definitions.
          (a) “Affiliate” shall mean, with respect to any Person, (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary of such person, such Person, (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person, (iii) each of such Person’s officers, directors, joint venturers and partners and (iv) each member of the immediate or extended family of any Person that is a natural person. For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting shares, by contract or otherwise.
          (b) “Base Salary” shall mean the Executive’s base salary in accordance with Section 4 below.
          (c) “Board” shall mean the Board of Directors of the Company.
          (d) “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in the State of Delaware are required or authorized to be closed.
          (e) “Cause” shall mean:
(1)	the Executive is indicted for a felony or a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct;

(2)	the Executive engages in misconduct, breach of any fiduciary duty owed to the Company or gross negligence, fraud, insubordination, misappropriation or embezzlement;

(3)	the Executive uses illegal drugs or abuses alcohol or drugs; or

(4)	the Executive breaches in any material respect the terms and provisions of this Agreement and fails to cure such breach within 20 days following written notice from the Company specifying such breach.
          (f) “Chairman” shall mean the Chairman of the Company.
          (g) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, including applicable regulations thereunder.
          (h) “Disability” shall mean a disability as determined under the Company’s long-term disability plans, programs and/or arrangements in effect on the date such disability first occurs.
          (i) “Effective Date” shall mean January 1, 2007.
          (j) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, including applicable regulations thereunder.
          (k) “Person” includes an individual, partnership, firm, trust, body corporate, governmental authority, unincorporated body of persons or association, and any other form of entity.
          (l) “Term of Employment” shall mean the period specified in Section 2 below.
          (m) “Voting Stock” shall mean capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.
          (n) “$” shall mean United States dollars.
     2. Term of Employment.
          The Company hereby employs the Executive, and the Executive hereby accepts such employment, for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Term of Employment”), subject to earlier termination of the Term of Employment in accordance with the terms of the Agreement. The Term of Employment shall be automatically renewed for a one-year period (“Renewal Period”) on each anniversary of the Effective Date following the expiration of the Term of Employment, unless, in each case, either Party has notified the other Party in writing in accordance with Section 23 below at least 90 days prior to the expiration of the then Term of Employment or Renewal Period, as the case may be, that he or it does not want the Term of Employment or Renewal Period, as the case may be, to so renew.
     3. Position, Duties and Responsibilities.
          The Executive shall serve as Chief Executive Officer of the Company and President of Protective Products International (“PPI”). The Board shall also appoint the Executive to serve as a director of the Company during the term of his employment hereunder. In each of the foregoing capacities, the Executive shall faithfully perform for the Company the duties of said office and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Board. The Executive shall devote substantially all of his business time and effort to the performance of his duties hereunder and shall perform his duties at PPI’s principal office located in Sunrise, FL, except for periodic travel necessary to carry out his duties. The Executive, in carrying out his duties under this Agreement, shall report to the Board of Directors. Notwithstanding anything in this Section 3 to the contrary, nothing shall preclude the Executive from:
(1)	serving on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations;

(2)	engaging in charitable activities and community affairs; and

(3)	managing his personal investments and affairs;
provided, however, that such activities do not materially interfere with the proper performance of his duties and responsibilities hereunder.
     4. Base Salary.
          During the Term of Employment, the Executive shall be paid an annual Base Salary, payable in accordance with the regular payroll practices of the Company, of $500,000.00. The Base Salary may be increased (but not decreased) at any time and from time to time by action of the Board or by any committee thereof or any individual having authority to take such action in accordance with the Company’s regular practices. Once increased, any reference to Base Salary herein shall be a reference to such increased amount.
     5. Bonus/Incentive Compensation.
          (a) The Executive shall be entitled to a one-time bonus of $2,000,000 if (a) the EBITDA of PPI exceeds $20,000,000 for the twenty-four month period beginning on May 25, 2006 (b) the Executive remains continuously employed hereunder for the entirety of such twenty-four month period. Such bonus amount shall not be subject to pro ration or other partial payment if the EBITDA of PPI does not exceed $20,000,000 during such period.

          (b) The Executive shall be eligible to receive stock option grants pursuant to the Company’s incentive stock option plan when and as adjusted by the Company. The Company shall grant the Executive Incentive Stock Options to acquire shares equal to one (1) percent of the issued and outstanding shares of the Company’s common stock annually for each of the three (3) years of this Agreement providing Executive remains employed by the Company.
     6. Employee Benefit Programs. During the Term of Employment, the Executive, to the extent he is eligible, shall be entitled to participate in those employee pension and welfare benefit plans, programs and/or arrangements applicable to the Executive and made available to the Company’s senior-level executives or to its employees generally, as such plans, programs and/or arrangements may be in effect from time to time, including, without limitation, pension, profit-sharing, savings, medical, dental, hospitalization, short-term disability, long-term disability, life insurance, accidental death and dismemberment protection, travel accident insurance, and other employee pension and welfare benefit plans, programs and/or arrangements according to the Company’s policy and as approved by the Board from time to time.
     7. Reimbursement of Business Expenses.
          The Executive is authorized to incur ordinary and reasonable business expenses in carrying out his duties and responsibilities under the Agreement, and the Company shall reimburse him for all such ordinary and reasonable business expenses incurred in connection with carrying out the business of the Company, provided he submits receipts and other supporting documentation in accordance with the Company’s policy.
     8. Vacation.
          The Executive shall be entitled to four weeks paid vacation during each twelve-month period.
     9. Automobile.
          Executive shall be provided with an automobile during the term of this Agreement. The automobile provided shall be equal to that presently provided to Executive.
     10. Termination of Employment.
          (a) Termination of Employment Due to Death. In the event of the Executive’s death during the Term of Employment, the Term of Employment shall end as of the date of the Executive’s death and his estate and/or beneficiaries, as the case may be, shall be entitled to the following:
(1)	Base Salary earned but not paid prior to the date of his death; and

(2)	any amounts earned, accrued or owing to the Executive but not yet paid under Sections 6, 7, or 8 above.

          (b) Termination of Employment Due to Disability. If the Executive’s employment is terminated due to Disability during the Term of Employment, either by the Company or by the Executive, the Term of Employment shall end as of the date of the Executive’s termination of employment and the Executive shall be entitled to the following (but in no event shall the Executive be entitled to less than the benefits due him under any disability program of the Company for which he becomes eligible):
(1)	Base Salary earned but not paid prior to the date of the termination of the Executive’s employment;

(2)	any benefits the Executive is entitled to in accordance to a disability plan to be established by the Company and approved by the Board; and

(3)	any amounts earned, accrued or owing to the Executive but not yet paid under Sections 6, 7, or 8 above.
          In no event shall a termination of the Executive’s employment for Disability occur unless the Party terminating his employment gives written notice to the other Party in accordance with Section 24 below.
          (c) Termination of Employment by the Company for Cause. If the Company terminates the Executive’s employment for Cause, the Executive shall be entitled to the following:
(1)	Base Salary earned but not paid prior to the date of the termination of his employment; and

(2)	any amounts earned, accrued or owing to the Executive but not yet paid under Sections 6, 7, or 8 above.
          (d) Termination of Employment by the Company Without Cause. If the Executive’s employment is terminated by the Company without Cause, other than due to death or Disability, the Executive shall be entitled to the following:
(1)	Base Salary earned but not paid prior to the date of the termination of his employment;

(2)	an amount equal to the aggregate Base Salary (based on the Base Salary in effect on the date of the termination of the Executive’s employment) (the “Salary Continuation Benefits”) for the balance of Term of Employment payable over the period in accordance with the regular payroll practices of the Company;

(3)	continued accrual of credited service through a period ending on that date that would have been the end of the Term of Employment for the purpose of any Company pension plan, program or arrangement;

(4)	any amounts earned, accrued or owing to the Executive but not yet paid under Sections 6, 7, or 8 above;

(5)	continued participation, as if he were still an employee, in the Company’s medical, dental, hospitalization and life insurance plans, programs and/or arrangements and in other employee benefit plans, programs and/or arrangements (excluding long-term disability programs) in which he was participating on the date of the termination of his employment until the earlier of:
(A)	the end of the period used to determine the Salary Continuation Benefits; or

(B)	the date, or dates, he receives equivalent coverage and benefits under the plans, programs and/or arrangements of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis);
(6)	other or additional benefits in accordance with applicable plans, programs and/or arrangements of the Company.
          (e) Termination of Employment by the Executive. (i) If the Executive terminates his employment, other than a termination of employment due to death or retirement or Disability, the Executive shall have the same entitlements as provided in Section 9(c) above; or (ii) If the Executive terminates his employment as a result of a change of his duties, title or work location, he shall have the same entitlements as provided in Section 9(d) above. (iii) A termination of the Executive’s employment under this Section 9(e) shall be effective upon 30 days prior written notice to the Company and shall not be deemed a breach of this Agreement.
          (g) Nature of Payments. Any amounts due under this Section 9 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.
     11. Confidentiality: Assignment of Rights.
          (a) During the Term of Employment and thereafter, the Executive shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company, including such trade secret or proprietary or confidential information of any customer or other entity to which the Company owes an obligation not to disclose such information, which he acquires during the Term of Employment, including but not limited to records kept in the ordinary course of business, except (i) as such disclosure or use may be required or appropriate in connection with his work as an employee of the Company, (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information, or (iii) as to such confidential information that becomes generally known to the public or trade without violation of this Section 10(a).
          (b) The Executive hereby sells, assigns and transfers to the Company all of his right, title and interest in and to all inventions, discoveries, improvements and copyrightable subject matter (the “rights”) which during the Term of Employment are made or conceived by him, alone or with others, and which are within or arise out of any general field of the Company’s business or arise out of any work he performs or information he receives regarding the business of the Company while employed by the Company. The Executive shall fully disclose to the Company as promptly as available all information known or possessed by him concerning the rights referred to in the preceding sentence, and upon request by the Company and without any further remuneration in any form to him by the Company, but at the expense of the Company, execute all applications for patents and for copyright registration, assignments thereof and other instruments and do all things which the Company may deem necessary to vest and maintain in it the entire right, title and interest in and to all such rights.
     12. Noncompetition and Nonsolicitation. The Executive shall be subject to the following covenants:
          (a) Executive agrees, on behalf of himself and his Affiliates, that during Executive’s employment with the Company or any of its Affiliates and for a period of twelve months thereafter, neither Executive nor any of his Affiliates will own, manage, operate or control, or participate in the ownership, management, operation or control of, any Person engaged in the business carried on by the Company or any of its Affiliates during the Executive’s employment with the Company or any of its Affiliates, including, without limitation, by diverting or attempting to divert any account or customer of the Company or any of its Affiliates.
          (b) Executive agrees, on behalf of itself and his Affiliates, that during Executive’s employment with the Company or any of its Affiliates and for a period of twelve months thereafter, neither Executive nor any of his Affiliates will solicit, attempt to solicit, induce or encourage any Person who is in the employ or service of the Company or any of its Affiliates, or any of their respective consultants or independent contractors, to terminate his or her relationship with the Company or any of its Affiliates (as the case may be) or become employed by Executive, any of his Affiliates, or any other Person.
          (c) It is expressly understood and agreed that the restrictions contained in this Section 11 are reasonable and necessary to protect the business of the Company and its Affiliates. Accordingly, if a final judicial determination is made that the time, territory, scope or any other restriction contained in this Section 11 is unreasonable or otherwise unenforceable, neither this Agreement nor the provisions of this Section 11 shall be rendered void, but shall be deemed amended to apply as to such maximum scope, time and territory and to such other extent as such court may judicially determine or indicate to be reasonable, or if the court or other governmental authority does not so determine or indicate, to the maximum extent which any pertinent statute or judicial decision may indicate to be a reasonable restriction under the circumstances involved, and as so modified, the restrictions contained in this Section shall be binding and enforceable.
          (d) Executive agrees and acknowledges that remedies at law for any breach of its obligations under this Section 11 are inadequate and that in addition thereto the Company and its Affiliates shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such actual or threatened breach. Executive acknowledges that the covenants set forth in this Section 11 are an essential element of this Agreement and that, but for the agreement of Executive to comply with these covenants, the Company would not have entered into this Agreement. Executive acknowledges that this Section 11 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement by the Company.
          (e) Executive acknowledges that he is also legally bound by Section 11.5 of the Agreement and Plan of Merger dated May 25, 2006 by and among Executive and the Company and its Affiliates, among others, which provided for the sale by Executive of his interest in Protective Products International Corp. to the Company or its Affiliates.
     13. Indemnification.
          (a) The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Company’s Board of Directors or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, reasonable attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. Notwithstanding the foregoing, the Executive shall not enter into any settlement or compromise in respect of any Proceeding for which the

Company is obligated to indemnify the Executive under this Section 12 without the Company’s prior written approval of the terms of such settlement or compromise.
          (b) Neither the failure of the Company (including the Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by the Executive under Section 12(a) above that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including the Board, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.
          (c) Notwithstanding anything to the contrary set forth herein, the Executive shall not be entitled to indemnification or advancement of expenses with respect to any matter for which the Company or any of its Affiliates may seek indemnification pursuant to that certain Agreement and Plan of Merger dated as of May 25, 2006 by and among the Company, Ceramic Protection Corporation of America, PPI and the Executive.
     14. Effect of Agreement on Other Benefits.
          Except as specifically provided in this Agreement, the existence of this Agreement shall not prohibit or restrict the Executive’s entitlement to full participation in the Company’s employee benefit plans, programs and arrangements applicable to the Company’s senior-level executives and as approved by the Board from time to time.
     15. Assignability; Binding Nature.
          This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall use its commercially reasonably efforts to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder or under any other plan or benefit program referred to herein. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in Section 23 below.

     16. Representation.
          The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other Person. The Executive represents that there is no agreement between him and any other Person that would be violated by the performance of his obligations under this Agreement.
     17. Entire Agreement.
          This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties, with respect thereto.
     18. Amendment or Waiver.
          No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.
     19. Severability.
          In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect and such provision or portion of this Agreement shall remain in effect to the fullest extent permitted by law.
     20. Survivorship.
          The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.
     21. Beneficiaries/References.
          The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.
     22. Governing Law/Submission to Jurisdiction.
          This Agreement shall be governed by and construed and interpreted in accordance with the laws of Delaware without reference to principles of conflict of laws. Each of the Company and the Executive hereby irrevocably and unconditionally: (i) submits for itself or himself, as applicable, and its or his property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of Delaware (ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it or he may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same; (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, at its or his address set forth in or designated pursuant to Section 23 hereof; and (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.
     23. Resolution of Disputes.
          Any disputes arising under or in connection with the Agreement, other than disputes arising in connection with Sections 11 or 12 hereof, may, at the election of the Executive or the Company, be resolved by binding arbitration, to be held in the State of Delaware in accordance with the rules and procedures of the American Arbitration Association. If arbitration is elected, the Executive and the Company shall mutually select the arbitrator. If the Executive and the Company cannot agree on the selection of an arbitrator, each Party shall select an arbitrator and the two arbitrators shall select a third arbitrator, and the three arbitrators shall form an arbitration panel which shall resolve the dispute by majority vote. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Costs of the arbitration or litigation, including, without limitation, reasonable attorneys’ fees of both Parties, shall be borne by the Company; provided, however, that, if a dispute is resolved in favor of the Company, the Executive shall bear his own costs of the arbitration or litigation and shall reimburse the Company for the Executive’s costs of the arbitration or litigation previously paid by the Company. Pending the resolution of any arbitration or court proceeding, the Company shall continue payment of all amounts due the Executive under this Agreement and all benefits to which the Executive is entitled at the time the dispute arises.
     24. Notices.
          Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

If to the Company:	Ceramic Protection Corp.
101 Lake Drive
Newark, DE 19702

If to the Executive:	Steve Giordanella
c/o Protective Products International Corporation
530 Sawgrass Corporate Parkway Sunrise, Florida 33325
     25. Headings.
          The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
     26. Counterparts.
          This Agreement may be executed in two or more counterparts.
          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

CERAMIC PROTECTION CORP.		AGREED AND ACCEPTED

By:	/s/ Larry Moeller
Name:	Larry Moeller	/s/ Steve Giordanella

Title:	Chairman	Steve Giordanella